Exhibit 10.2
AMENDMENT TO THE
RETIREMENT SAVINGS RESTORATION PLAN

Adopted: June 9, 2023

WHEREAS, EIDP, Inc. (formerly known as E. I. du Pont de Nemours and Company) (the “Company”), a subsidiary of Corteva, Inc., has established the Retirement Savings Restoration Plan (the “Plan”), originally adopted effective January 1, 2007 and last amended effective January 1, 2021, for the benefit of its eligible employees; and
WHEREAS, pursuant to Article VIII of the Plan, the Company reserves the right to amend the Plan; and
WHEREAS, the Company desires to transfer sponsorship of the Plan to Corteva Agriscience LLC, effective January 1, 2023, and to make certain other clarifying changes; and
WHEREAS, Corteva Agriscience LLC has accepted sponsorship of the Plan, effective January 1, 2023.
NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended, effective as set forth herein, as follows:
1.Section II of the Plan is amended in its entirety, effective January 1, 2023, to read as follows:

“ADMINISTRATION

The administration of this Plan is vested in the Benefit Plan Administrative Committee appointed by the Senior Vice President - HR of the Company. The Committee may adopt such rules as it may deem necessary for the proper administration of the Plan, and may appoint such person(s) or group(s) as may be judged necessary to assist in the administration of the Plan. The Committee's decision in all matters involving the interpretation and application of this Plan shall be final. The Committee shall have the discretionary right to determine eligibility for benefits hereunder and to construe the terms and conditions of this Plan. In all cases, terms of this Plan shall be interpreted as necessary to comply with the requirements of Section 409A of the Internal Revenue Code and accompanying regulations.”

2.Section III of the Plan is amended in its entirety, effective January 1, 2023, to read as follows:

“ELIGIBILITY

An employee of the Company who is eligible to participate in the Retirement Savings Plan and who is Grade 13 or above (or equivalent level for a participating subsidiary), or an employee of a Company who is eligible to participate in the tax-qualified 40l(k) plan sponsored by the Company and who is eligible as listed on Exhibit A, shall be eligible to participate in this Plan (hereinafter “Participant”).

For purposes of this Plan, the term “Company” means Corteva Agriscience LLC, any wholly-owned subsidiary or part thereof and any joint venture, partnership, or other entity in which Corteva Agriscience LLC has an ownership interest, provided that such entity (1) adopts this Plan with the approval of Corteva Agriscience LLC and (2) agrees to make the necessary financial commitment in respect of any of its employees who become Participants in this Plan.”

3.The first paragraph of Section IV(A) of the Plan is amended in its entirety, effective January 1, 2024, to read as follows:

“(A)    Participant Contributions. A Participant may elect to defer receipt of a percentage of compensation in excess of the amount prescribed in Internal Revenue Code Section 401(a)(17), and have the dollar equivalent of the deferral percentage credited to a Participant Account under this Plan. Any such election may be made separately with respect to the Participant’s Base Salary and/or the Participant’s STI Award. The deferral percentage elected under this Plan shall not exceed 6%. Except as provided below, such deferral election will be made prior to the beginning of each calendar year and will be irrevocable for that calendar year.”

4.The second paragraph of Section IV(A) of the Plan is amended in its entirety, effective January 1, 2023, to read as follows:

“For purposes of a Participant’s first year of participation in this Plan, the compensation deferral election must be made within 30 days of the date the employee becomes eligible to participate in the Plan, and no later than 30 days prior to the first day of the month for which compensation is deferred and will be irrevocable for the remainder of that calendar year. For purposes of clarity, a compensation deferral election for such first year of participation shall not apply to the payment of incentive compensation with respect to such year (currently known as “PRP payments”); provided that such PRP payments shall continue to be counted in determining whether the Section 401(a)(17) limit is exceeded.”

5.Section IV(F) of the Plan is amended in its entirety, effective January 1, 2024, to read as follows:

“(F)    Definition of Compensation. Compensation for purposes of this Plan shall mean the combination of the Participant’s Base Salary and STI Award.

(1)Base Salary means the basic pay from the Company (excluding STI Awards, distributions from nonqualified deferred compensation plans, commissions, overtime, severance, fringe benefits, stock options and other equity awards, relocation expenses, incentive payments, non-monetary awards, automobile and other allowances (whether or not such allowances are included in the Participant’s gross income) and other nonregular forms of compensation paid to a Participant for employment services rendered). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or nonqualified plans of the Company and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Internal Revenue Code Sections 125, 132, 402(e)(3), 402(h), or 403(b) pursuant to plans or arrangements established by the Company; provided, however, that all such amounts will be included in Base Salary only to the extent that had there been no such plan, the amount would have been payable in cash to the Employee. Notwithstanding anything in this Plan to the contrary, Base Salary shall not include any amount paid pursuant to a long-term disability plan or pursuant to a long-term disability insurance policy.

(2)STI Award means a cash-based award under an incentive plan maintained by the Company”

6.Section VI of the Plan is amended in its entirety, effective January 1, 2024, to read as follows:

“PAYMENT OF BENEFITS

Amounts payable under this Plan shall be distributed in one of the following forms and at a time as elected by the Participant:

(1)a lump sum at termination of employment, or in any year up to two years after termination of employment; or

(2)annual installments for up to 10 years, beginning in the year following termination of employment or in any of the first two years beginning after the year following termination of employment.

(3)For deferrals made with respect to plan years prior to January 1, 2024 (and where the Participant has an Account balance on December 31, 2023), a Participant could have elected to have amounts payable under this Plan distributed in one of the following forms:

a.a lump sum at termination of employment, or in any year up to five years after termination of employment; or

b.annual installments for up to 15 years, beginning in the year following termination of employment or in any of the first five years beginning after the year following termination of employment.

Notwithstanding the foregoing, (x) if the Participant does not make a valid election as to form and time of distribution, or (y) upon the Participant's death, or (z) if the balance of a Participant’s Account (and any account that must be aggregated for purposes of Section 1.409A-3(j)(4)(v) of the Treasury Regulations) does not exceed the limit set forth in Code Section 402(g)(1)(B) ($22,500 for 2023) as of or after the date of the Participant’s termination of employment (provided that, for terminations of employment prior to January 1, 2024, the balance of the Participant’s Account cannot exceed $10,000), amounts payable shall be delivered in a cash lump sum as soon as practical thereafter. Any such election shall be made by the Participant at the time the deferral election is made, provided that, effective January 1, 2024, a Participant may elect no more than three different times and forms of payment in total for his or her Account. Notwithstanding any provision of this Plan to the contrary, amounts payable to an officer of the Company shall be paid no sooner than the sixth month anniversary of the employee's termination date. All payments under this Plan shall be made by, and all expenses of administering this Plan shall be borne by, the Company.

Benefits payable due to a Participant's death shall be paid to the beneficiary designated on the most recent valid beneficiary designation form received by the Committee, or, if no valid beneficiary designation is on file or the beneficiary cannot be determined by the Committee, to the Participant's estate.”

7.Section VIII of the Plan is amended in its entirety, effective January 1, 2023, to read as follows:

“RIGHT TO MODIFY

Corteva Agriscience LLC reserves the right to change or discontinue this Plan in its discretion by action of the Compensation Committee of the Board of Directors, or its delegate; provided, however, that following the Change in Control no such amendment or termination may adversely affect the deferrals made under the Plan prior to the termination or adoption of the amendment (including, without limitation, any terms, conditions or distribution alternatives applicable to such deferrals). In addition, notwithstanding anything to the contrary above, for a period of two years following a Change in Control, the Company shall not terminate the Plan in whole or in part or make any amendment to the Plan which in any way adversely affects or limits the terms and conditions of benefits as available pursuant to the Plan immediately prior to the Change in Control.”

8.Appendix A to the Plan is replaced, effective January 1, 2023, with the Appendix A attached to this Amendment.

EXCEPT AS HEREIN AMENDED, the provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, EIDP, Inc. has caused this Amendment to the Plan to be executed by its duly authorized individual on the date shown below, but effective as of the date indicated herein.

EIDP, Inc.

By: /s/ Jennifer Sloan
    Jennifer Sloan
    Vice President, Total Rewards

Date: 6/9/2023

Agreed and Accepted:

Corteva Agriscience LLC

By: /s/ Jennifer Sloan
    Jennifer Sloan
    Vice President, Total Rewards

Date: 6/9/2023

Retirement Savings Restoration Plan

Exhibit A
Participating Employers (Effective January 1, 2023)

Corteva Agriscience LLC
Pioneer Hi-Bred International Inc.
PHI Financial Services, Inc.
Alforex Seeds LLC